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                                                                  Exhibit (h)(2)

SERVICE AGREEMENT

     AGREEMENT dated as of _____________________, 1998, between Sage Advisors, Inc. ("Sage"), a Delaware Corporation with its principal offices at 300 Atlantic Street, Suite 302, Stamford, CT 06901, as Manager for Sage Life Investment Trust (the "Trust"), and Sage Life Assurance of America, Inc. (the "Company"), a Delaware corporation having its principal office and place of business at 300 Atlantic Street, Suite 302, Stamford, CT 06901.

     In consideration of the promises and mutual covenants set forth in this Agreement, the Parties agree as follows:

1.   Services Provided
     -----------------

     The Company agrees to provide services to the Trust including the following:

     a) responding to inquiries from the Company Contract owners using one or more Funds of the Trust as an investment vehicle regarding the Funds to which Contract owners have allocated Contract value;

     b) providing information to Sage with respect to shares attributable to Contract owner accounts;

     c) communication directly with Contract owners concerning the Trust's operations;

     d)   providing such other similar services as the parties mutually agree.

2.   Expense Allocation
     ------------------

     Subject to Paragraph 3 hereof, the Company or its affiliates shall bear the expenses associated with the Contracts as provided in that certain Participation Agreement by and among the Trust, the Company and Sage Distributors, Inc.

3.   Payment of Expenses
     -------------------

     a) Sage will pay the Company a quarterly fee ("Fund Servicing Fee") equal to a percentage of the average daily net assets of the Funds attributable to Contracts, at the annual rate of 0.18% of all assets invested among any of the Funds of the Trust. The payment of the Fund Servicing Fee shall commence at the end of the first calendar quarter in which Contract value has been allocated to any Fund.

     b) From time to time, the Parties hereto shall review the Fund Servicing Fee to determine whether it reasonably approximates the incurred and anticipated costs, over time of the Company in connection with its duties hereunder. The Parties agree to negotiate in good faith any change to the Fund Servicing Fee proposed by a Party in good faith.

4.   Term of Agreement
     -----------------

     Either Party may terminate this Agreement, without penalty, on 60 days' written notice to the other Party. Unless so terminated, this Agreement shall continue in effect for so long as Sage or its successor(s) in interest, or any affiliate thereof, continues to perform in a similar capacity for the Trust, and for so long as any Contract value or any monies attributable to the Company is allocated to a Fund.

5.   Notice
     ------
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     Notices and communications required or permitted hereby will be given to the following persons at the following addresses and facsimile numbers, or such other persons, addresses or facsimile numbers as the Party receiving such notices or communications may subsequently direct in writing:

     Sage Advisors, Inc.
     300 Atlantic Street, Suite 302
     Stamford, CT 06901
     Attn: Robin I. Marsden,
           President and Chief Executive Officer
     Fax: (203) 324-6173

     Sage Life Assurance of America, Inc.
     300 Atlantic Street, Suite 302
     Stamford, CT 06903
     Attn: James F. Bronsdon, Esquire
     Fax: (203) 425-9923

6.   Applicable Law
     --------------

     Except insofar as the Investment Company Act of 1940 or other federal laws and regulations may be controlling, this Agreement will be construed and the provisions hereof interpreted under and in accordance with Delaware law, without regard for that state's principles of conflict of laws.

7.   Severability
     ------------

     If any provision of this Agreement is held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement will not be affected thereby.

                                     -76-
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8.   Rights Cumulative
     -----------------

     The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, that the Parties are entitled to under federal and state laws.

9.   Assignment
     ----------

     Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the prior written consent of the other party thereto.

10.  Amendment
     ---------

     This Agreement may be amended or modified in whole or in part only by a written agreement executed by both parties.

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers signing below.


                              SAGE ADVISORS, INC.


                              By: _____________________________________________

                              Name: Robin I. Marsden
                                    ----------------

                              Title: President and Chief Executive Officer
                                     -------------------------------------


                              SAGE LIFE ASSURANCE OF AMERICA, INC.


                              By: _____________________________________________

                              Name: Ronald S. Scowby
                                    ----------------

                              Title: Chairman
                                     --------

                                     -77-